Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2011

SAN RAMON, Calif., October 11, 2011 – Chevron Corporation (NYSE: CVX) today reported in its interim update that earnings for the third quarter 2011 are expected to be comparable with second quarter 2011 results. Lower crude oil realizations and lower liftings are expected to reduce upstream earnings. Downstream earnings in the third quarter are expected to be higher, largely reflecting an asset sale gain. Earnings in both operating segments are expected to benefit from favorable non-cash foreign currency effects due to the strengthening of the U.S. dollar in the third quarter against other major currencies.

Basis for Comparison in Interim Update

The interim update contains certain industry and company operating data for the third quarter 2011. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s full quarterly results to be reported on October 28, 2011. The reader should not place undue reliance on this data.

Readers should be advised that portions of the commentary below compare results for the first two months of the third quarter 2011 to full second quarter 2011 results, as indicated.

UPSTREAM

The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.

		2010			2011
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep
U.S. Upstream
Net Production:
Liquids	MBD	482	481	482	478	463	n/a
Natural Gas	MMCFD	1,255	1,307	1,270	1,299	1,278	n/a
Total Oil-Equivalent	MBOED	692	698	694	694	676	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	76.18	84.98	94.48	102.34	91.42	89.51
Avg. Midway Sunset Posted Price	$/Bbl	69.80	79.31	94.46	108.67	100.62	102.99
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	4.39	3.81	4.10	4.32	4.37	4.20
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	4.13	3.75	4.03	4.24	4.44	4.32
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.40	3.33	3.71	3.88	3.91	3.81

Average Realizations:
Crude	$/Bbl	72.19	79.56	93.39	108.80	100.87	n/a
Liquids	$/Bbl	68.85	76.33	89.14	103.63	96.50	n/a
Natural Gas	$/MCF	4.06	3.65	4.04	4.35	4.16	n/a

International Upstream
Net Production:
Liquids	MBD	1,422	1,465	1,428	1,388	1,342	n/a
Natural Gas	MMCFD	3,748	3,733	3,826	3,670	3,501	n/a
Total Oil Equivalent	MBOED	2,046	2,088	2,066	2,000	1,926	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	76.86	86.46	105.43	117.04	113.55	113.41

Average Realizations:
Liquids	$/Bbl	69.67	79.09	95.21	106.84	103.44	n/a
Natural Gas	$/MCF	4.73	4.81	5.03	5.49	5.60	n/a

1 The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.

U.S. net oil-equivalent production decreased 18,000 barrels per day during the first two months of the third quarter, due to increased maintenance activity across multiple assets in the Gulf of Mexico. International net oil-equivalent production declined 74,000 barrels per day during the first two months of the third quarter, largely reflecting impacts related to a third party pipeline incident in Thailand, now remediated, and planned turnaround activity in Kazakhstan and the U.K. The company expects increased production in the fourth quarter 2011 compared to the third quarter 2011, reflecting the completion of these repairs and planned turnarounds, as well as new production.

U.S. crude oil realizations decreased nearly $8 per barrel to $100.87 during the first two months of the third quarter. International liquids realizations declined $3.40 to $103.44 per barrel during the same period. U.S. natural gas realizations decreased $0.19 to $4.16 per thousand cubic feet, while international natural gas realizations increased $0.11 to $5.60 per thousand cubic feet during the first two months of the third quarter.

As a consequence of the recently enacted tax increase on U.K. oil and gas producers, international upstream third quarter results are expected to include a catch-up charge of about $150 million and an increase in current period tax effects of about $40 million.

DOWNSTREAM

The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2010		2011
		3Q	4Q	1Q	2Q	3Q thru Aug	3Q thru Sep
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast – Blended 5-3-1-1		16.95	15.10	17.68	19.41	14.87	14.31
U.S. Gulf Coast – Maya 5-3-1-1		17.24	18.44	24.48	27.72	26.62	24.45
Singapore – Dubai 3-1-1-1		5.65	5.49	7.91	9.00	10.47	10.39
N.W. Europe – Brent 3-1-1-1		4.32	3.70	2.48	4.22	5.91	5.14

Marketing Margins
U.S. West – Weighted DTW to Spot		5.87	4.33	3.87	7.26	3.73	5.07
U.S. East – Houston Mogas Rack to Spot		3.97	3.74	4.09	4.49	3.58	4.46
Asia-Pacific / Middle East / Africa		6.48	5.02	4.40	5.74	6.51	n/a

Actual Volumes:
U.S. Refinery Input	MBD	880	876	879	875	904	n/a
Int’l Refinery Input	MBD	1,027	1,040	1,032	1,017	943	n/a
U.S. Branded Mogas Sales	MBD	575	530	503	510	533	n/a

For the third quarter, worldwide refining and marketing margins were mixed. During the first two months of the third quarter, U.S. refinery crude-input volumes increased by 29,000 barrels per day following maintenance activity early in the second quarter. Outside the United States, daily refinery crude-input volumes were down 74,000 barrels per day during the same period, largely reflecting the previously announced sale of the Pembroke U.K. refinery on August 1, partly offset by reduced maintenance activity during the third quarter.

International downstream earnings in the third quarter are expected to include a gain of approximately $500 million from the sale of the Pembroke refinery and related marketing assets in the U.K. and Ireland.

ALL OTHER

The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes and other matters, actual results may significantly differ from the guidance range.

# # #

NOTICE

Chevron’s discussion of third quarter 2011 earnings with security analysts will take place on Friday, October 28, 2011, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This interim update of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this interim update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 through 34 of the company’s 2010 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this interim update could also have material adverse effects on forward-looking statements.

4